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                                                                   Exhibit 10.40

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[NETRATINGS LOGO]
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890 Hillview Ct., Suite 300
Milpitas, CA  95035

February 28, 2002

Todd Sloan
5 Schooner Lane
Port Washington, NY  11050

Dear Todd,

This letter sets forth our agreement with respect to the terms of your employment with NetRatings, Inc. (the "Company"). We are pleased that you will be serving as our Senior Vice President, Corporate Development reporting to Jack Lazar, EVP and CFO. Your start date is February 28, 2002.

1.   Base Cash Compensation. You shall be compensated at the base rate of
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     $20,833.33 per month (which equates to $250,000.00 on an annual basis), payable at the same frequency as payroll is distributed to other Company employees.

2.   Bonus. You will be eligible for a bonus to be awarded at the discretion of
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     the Board of Directors. Your target bonus shall be 45% of your base rate.
     Your bonus shall be paid at such times during the course of the year as bonuses are paid to Company executives generally.

3.   Stock Option Grant. You will be granted an option to purchase 150,000
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     shares of the Company's common stock at an exercise price equal to the fair market value of such common stock as of the date of grant. These options will vest, commencing on the date you start full time employment for the Company, as follows: 1/4 after twelve months and then ratably on a monthly basis over the balance of a total 48 month vesting period.

4.   Benefits. You will also be eligible for health insurance and other
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     Company-provided benefits in accordance with the terms of these benefit plans in effect from time to time.

5.   Expense Reimbursement. The Company shall reimburse you in accordance with
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     the Company's policies from time to time in effect for reasonable travel and other reasonable business expenses incurred by you on behalf of the Company in the performance of your duties under this Agreement.

6.   "At Will". As is standard practice, all employment at the Company is
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     terminable at will. This means that you will be free to end your employment with the Company at any time for any reason or for no reason. Similarly, the Company may end your employment at any time for any reason, with or without cause.

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     This "at will" nature of your employment may not be changed except in writing signed by you and the Chairman of the Board of the Company.

7.   Severance Payment. Subject to the provisions below, if your employment with
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     the Company terminates as a result of an Involuntary Termination (i) you shall be paid twelve months' of your Total Annual Earnings as in effect as of the date of such termination (with such payments made over the following twelve months in accordance with normal Company payroll practices) and (ii) the vesting on that number of shares as would have vested had you remained employed with the Company over the twelve (12) month period following the Involuntary Termination shall accelerate and such shares shall become fully vested and immediately exercisable and shall remain exercisable for the period prescribed in the stock option agreement covering such shares.

     (a) If you voluntarily resign from the Company (and such resignation is not an Involuntary Termination) or if the Company terminates your employment for Cause, then you shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing benefit plans at the time of such termination.

     (b) You shall not be entitled to any of the benefits described in this Section unless and until you, in consideration for such benefits, executes a release of claims in a form satisfactory to the Company; provided, however, that such release shall not apply to any right of you to be indemnified by the Company.

     (c) The following terms referred to in this Agreement shall have the following meanings:

     Cause. "Cause" shall mean: (i) any act of personal dishonesty taken by you
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     in connection with your responsibilities as an employee which is intended to result in substantial personal enrichment of you; (ii) your conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company's reputation or business; (iii) a willful act by you which constitutes misconduct and is injurious to the Company; and (iv) continued willful violations by you of your obligations to the Company after there has been delivered to you a written demand for performance from the Company which describes the basis for the Company's belief that you has not substantially performed his duties.

     Involuntary Termination. "Involuntary Termination" shall mean (i) without
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     your express written consent, the reduction of your duties which results in a significant diminution of the position then maintained by you or your responsibilities with the Company, or the removal of you from your employment position in the Company other than for Cause; (ii) without your express written consent, a material reduction by the Company in your total cash compensation as in effect immediately prior to such reduction; (iii) without your express written consent, a material reduction by the Company in the kind or level of employee benefits to

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     which you are entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced; or (iv) your death or Disability (as defined below); or (v) any breach by the Company of any material provision of this Agreement.

     Disability. "Disability," for purposes of this Agreement, shall mean your
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     inability to perform your duties as an employee of the Company as the result of your incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to you (or your legal representative).

     Total Annual Earnings. "Total Annual Earnings" means the sum of your annual
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     salary and targeted annual incentive bonus, as in effect immediately prior to the date of your termination of employment with the Company.

8.   Arbitration. The Company and you agree that any dispute or controversy
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     arising out of or relating to any interpretation, construction, performance or breach of this Agreement shall be settled by arbitration to be held in Santa Clara County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

9.   No Assignment of Benefits. Your rights to payments or benefits under this
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     Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Section shall be void.

10.  Employment Taxes. Payments made pursuant to this Agreement shall be subject
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     to withholding of applicable income and employment taxes.

11.  Other.
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     (a) The Company is committed to the highest standards of integrity and to treating our customers, employees, fellow workers, business partners and competitors in good faith and fair dealing. We expect employees to share the same standard and values. Because our proprietary and confidential information is among our most important assets, we must ask, as a condition of your employment, that you sign the attached Confidentiality and Assignment of Inventions Agreement and return it along with a signed copy of this letter. By accepting this offer, you agree that throughout your employment, you will observe all of the Company's rules governing conduct of our business and

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     employees, including our policies protecting employees from illegal discrimination and harassment.

     (b) You will also be required to complete an I-9 form that verifies your work eligibility. This form is required by the Immigration & Naturalization Service and will be given to you on your first day of employment.

     (c) Employment with Company is a full-time job, requiring your complete commitment. You may not compete with Company or work for any competing entity, and you must obtain permission in advance from Company before accepting any outside employment or board membership of any kind.

12.  Entire Agreement and Release. This letter and the Company's confidentiality
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     agreement constitutes the full terms and conditions of your employment with the Company and its subsidiaries. It supercedes any other oral or written promises that may have been made to you outside of this letter, as well as any agreement or arrangement which you may have had with eRatings.

I am delighted to extend this offer to you and look forward to an exciting and mutually rewarding business association. Please indicate your acceptance of this offer by signing this letter below and returning it to me. A copy is enclosed for your records.

Sincerely yours,


NetRatings, Inc.                        ACCEPTED AND AGREED TO:


By: /s/ William Pulver                  /s/ Todd Sloan
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                                        Date:    3/18/02
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